Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Roadrunner Transportation Systems, Inc. 2010 Incentive Compensation Plan, Roadrunner Transportation Systems, Inc. Key Employee Equity Plan, and Group Transportation Services Holdings, Inc. Key Employee Equity Plan, of our report dated March 3, 2010 (April 2, 2010 as to Note 16) (except for the first and fifth paragraphs of Note 16, as to which the date is May 7, 2010), with respect to the consolidated financial statements of Roadrunner Transportation Systems, Inc., appearing in its Registration Statement No. 333-152504 and related Prospectus dated May 12, 2010, filed with the Securities and Exchange Commission.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
July 19, 2010